Exhibit (d)(2)

Execution Version

CONFIDENTIAL

COMMITMENT LETTER

FORTRESS CREDIT OPPORTUNITIES FUND III (A) LP

FORTRESS CREDIT OPPORTUNITIES FUND III (B) LP

FORTRESS CREDIT OPPORTUNITIES FUND III (C) L.P.

FORTRESS CREDIT OPPORTUNITIES FUND III (D) L.P.

FORTRESS CREDIT OPPORTUNITIES FUND III (E) LP
c/o FCO Fund III GP LLC

c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor

New York, NY 10105

December 13, 2014

MF Parent LP
c/o Fortress Investment Group LLC
1345 Avenue of the Americas
New York, NY 10105

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), among MF Parent LP, a Delaware limited partnership (“Parent”), MF Merger Sub Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and MicroFinancial Corporation, a Massachusetts corporation (“Seller”), pursuant to which Parent will acquire Seller by commencing a tender offer followed by a merger of Purchaser or a permitted assignee of Purchaser with and into Seller (the “Transaction”), on the terms and subject to the conditions set forth in the Merger Agreement.  Capitalized terms herein used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

1.             Commitment.  This letter agreement confirms the commitment of each of the undersigned (each, an “Investor” and, collectively, the “Investors”), severally and not jointly, and not jointly and severally, upon the terms and subject to the conditions set forth herein and in the Merger Agreement, to provide funding to Parent, which may be in the form of all equity or a combination of equity and debt, for the purpose of enabling (a) Parent to cause Purchaser to accept for payment and pay for the Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”), (b) Parent to make the payments due under Sections 3.2(a) and 3.4 of the Merger Agreement at or immediately subsequent to the Effective Time (the “Merger Amount”) and (c) payment of other fees and expenses of Parent and Purchaser related to the transactions contemplated by the Merger Agreement (the “Expenses”), in each case, in an aggregate amount equal to the percentage of the Aggregate Commitment (as defined below) set forth opposite such Investor’s name on Exhibit A hereto (with such several amount with respect to each Investor being such Investor’s “Maximum Investor Commitment”); provided, however, that no Investor shall, under any circumstances, be obligated to purchase equity from, make any loan or contribution to, or otherwise provide any funds to, Parent or Purchaser in an amount in excess of such Investor’s Maximum Investor Commitment, and the Investors, collectively, shall not, under any circumstances, be obligated to purchase equity from, make any loan or contribution to, or otherwise provide any funds to, Parent or Purchaser in an amount in excess of the Aggregate Commitment.

The term “Aggregate Commitment” means an amount equal to the sum of: (i) the product of (x) the Offer Price multiplied by (y) the total number of Shares outstanding as of the Acceptance Time, plus (ii) the difference between (x) the product of (A) the Offer Price multiplied by (B) the number of Seller Stock Options outstanding as of the Effective Time and (y) the aggregate exercise price of all such Seller Stock Options, plus (iii) the product of (x) the Offer Price multiplied by (y) the number of Seller Restricted Stock Units outstanding as of the Effective Time (but in each case, and in the aggregate, not in excess of the aggregate number of outstanding Shares, Seller Stock Options and Seller Restricted Stock Units permitted to be outstanding under the Merger Agreement), plus (iv) the Expenses, minus the Contribution Amount.

The term “Contribution Amount” means the product of (x) the Offer Price multiplied by (y) the number of Contribution Shares exchanged for securities of Parent (and/or an Affiliate of Parent) pursuant to the Contribution Agreement.

Notwithstanding the foregoing (a) nothing herein shall prevent Parent or Merger Sub from incurring indebtedness to fund a portion of the Offer Amount or the Merger Amount, and any amounts actually drawn thereon shall reduce the Aggregate Commitment and reduce, pro rata, the Maximum Investor Commitment of each investor, and (b) to the extent that the aggregate amount required to be funded pursuant to the Merger Agreement is less than the Aggregate Commitment, the Aggregate Commitment shall be reduced by such difference, and the Maximum Investor Commitment of each Investor shall be reduced, pro rata, by such difference.

Notwithstanding Paragraph 6 hereof, any Investor may allocate all or a portion of such Investor’s commitment to co-investors (including any Affiliates), and in such an event, such Investor’s Maximum Investor Commitment will be reduced (on a dollar-for-dollar basis) by the amounts actually contributed to Parent by payment in cash by such co-investors on or before the Acceptance Time or the Effective Time, as applicable.  Any Investor may effect the purchase of the equity of, or make loans to, Parent directly or indirectly through one or more Affiliates.

2.             Conditions Precedent. Each Investor’s obligation to fund the Aggregate Commitment is subject to the terms of this letter agreement and to the following conditions precedent:

a.             the execution and delivery of the Merger Agreement by Seller;

b.             with respect to the Offer Amount, (i) the satisfaction or waiver by Purchaser or Parent of the Offer Conditions, and (ii) the contemporaneous acceptance for payment by Purchaser of all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

c.             with respect to the Merger Amount, the satisfaction or waiver by Seller, Purchaser and Parent of all of the conditions set forth in Section 8.1 of the Merger Agreement.

3.             Termination.  The obligation of each Investor to fund the Aggregate Commitment will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing, (b) a termination of the Merger Agreement in accordance with its terms, or (c) the funding of the Aggregate Commitment.

4.             No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance hereof, covenants, acknowledges and agrees that no Person other than the undersigned shall have any obligation hereunder and that, (a) notwithstanding that any of the undersigned may be a partnership or limited liability company, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any documents or instruments delivered in connection herewith, or in respect of any representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, Affiliate, stockholder, controlling Person, assignee, Representative, lender or other financing source of the undersigned, other than Parent, Purchaser or their assignees under the Merger Agreement (any such Person, other than the undersigned, or Parent, Purchaser or their assignees under the Merger Agreement, a “Related Party”), or any Related Party of any of such undersigned’s Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the transactions contemplated hereby (or in respect of any representations made or alleged to be made in connection herewith or therewith) or with respect to any Proceeding (whether at Law, in equity, in contract, in tort or otherwise), including, without limitation, in the event Parent or Purchaser breaches its obligations under the Merger Agreement and including whether or not Parent’s or Purchaser’s breach is caused by the breach by any Investor of its obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of any of the undersigned or any Related Party of any of the undersigned’s Related Parties under this letter agreement or any documents or instruments delivered in connection herewith (or in respect of any representations made or alleged to be made in connection herewith or therewith) or for any Proceeding (whether at Law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations hereunder or by their creation.  Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, Seller (only as and to the extent expressly set forth in the first sentence of Paragraph 7 hereof) and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

5.             Counterparts and Amendment.  This letter agreement may be executed in counterparts.  This letter agreement may not be amended except pursuant to a written document duly executed by each Investor and Parent.

6.             Assignment.  This letter agreement, Parent’s rights hereunder and each Investor’s commitment hereunder shall not be assignable to any other Person without the prior written consent of the other parties hereto and Seller and any attempted assignment without such consent shall be null and void and of no force and effect, except that (a) Parent may assign its rights hereunder to an assignee of Parent’s rights and obligations under the Merger Agreement made in accordance with the terms thereof or (b) any Investor may assign its commitments hereunder to one or more of its Affiliates.

7.             Third Party Beneficiary.  This letter agreement may be relied upon only by Parent; provided that Seller may rely upon and enforce the Investors’ commitment under this letter agreement as an express third party beneficiary, solely to the extent that Seller is awarded, in accordance with Section 10.10 of the Merger Agreement, specific performance of Parent’s obligation to cause the Cash Merger Funds to be funded, whereupon the Investors shall be obligated, severally and not jointly, and not jointly and severally, to pay the amounts of their respective Maximum Investor Commitments to Parent for such purpose.  Except as set forth in the preceding sentence, (a) nothing set forth in this letter agreement shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Aggregate Commitment or any Maximum Investor Commitment or any provisions of this letter agreement, and (b) Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, no Person (including Seller, any of its Affiliates or any Seller Subsidiaries) other than Parent shall have any rights against the Investors pursuant to this letter agreement or be entitled to rely upon this letter agreement, this letter agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in the proviso of the first sentence of this Paragraph 7, nothing herein, express or implied, is intended or shall confer upon any other Person any rights, benefits or remedies whatsoever under or by reason of this commitment.

8.             Governing Law and Jurisdiction.  This letter agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State.  All Proceedings arising out of or relating to this letter agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Proceeding arising out of or relating to this letter agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Proceeding any claim that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that it is not subject personally to the jurisdiction of such courts.

9.             Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10.          Confidentiality.  This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Investor.  Notwithstanding the foregoing, (a) this letter agreement shall be provided to Seller and its advisors who have been directed to treat this letter agreement as confidential, and Seller shall treat, and shall cause such advisors to so treat, this letter agreement as confidential, and (b) Seller and the undersigned may disclose the existence of this letter agreement and this letter agreement to the extent required by applicable Law.

[The remainder of this page is left blank intentionally.]

Very truly yours,

FORTRESS CREDIT OPPORTUNITIES FUND III (A) LP

By:	FCO Fund III GP LLC, its General Partner

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Authorized Signatory

FORTRESS CREDIT OPPORTUNITIES FUND III (B) LP

By:	FCO Fund III GP LLC, its General Partner

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Authorized Signatory

FORTRESS CREDIT OPPORTUNITIES FUND III (C) L.P.

By:	FCO Fund III GP LLC, its General Partner

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Authorized Signatory

FORTRESS CREDIT OPPORTUNITIES FUND III (D) L.P.

By:	FCO Fund III GP LLC, its General Partner

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Authorized Signatory

FORTRESS CREDIT OPPORTUNITIES FUND III (E) LP

By:	FCO Fund III GP LLC, its General Partner

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Authorized Signatory

SIGNATURE PAGE TO COMMITMENT LETTER

Accepted and Acknowledged:

MF PARENT LP

By:  MF Investor GP LLC, its General Partner

By:	/s/ David E. King
Name: David E. King
Title: Director

SIGNATURE PAGE TO COMMITMENT LETTER (CONTINUED)

Exhibit A

Investor	Maximum Investor Commitment (% of Aggregate Commitment)

Fortress Credit Opportunities Fund III (A) LP	30.581824%
Fortress Credit Opportunities Fund III (B) LP	21.322828%
Fortress Credit Opportunities Fund III (C) L.P.	40.824967%
Fortress Credit Opportunities Fund III (D) L.P.	5.651428%
Fortress Credit Opportunities Fund III (E) LP	1.618953%

EXHIBIT A TO COMMITMENT LETTER